SERVICE AGREEMENT

This Service Agreement (this “Agreement”), is made and entered into this 31st day of March, 2020 (the “Effective Date”) by and between:

Kaival Brands Innovations Group, Inc.

4460 Old Dixie Hwy

Grant-Valkaria, Florida 32949

(hereinafter, the “Client”)

and

QuikfillRx LLC

8852 Shell Island Drive

Jacksonville, Florida 32216

(hereinafter the “Contractor”)

The Client and the Contractor are herein referred to, individually, as a “Party” and, collectively as the “Parties”.

RECITALS

WHEREAS, the Client desires to engage the Contractor to provide the Services (as defined herein) to the Client and the Contractor is willing to provide the Services to the Client on the terms and subject to the conditions set forth in this Agreement.

NOW THERFORE, in consideration of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor agree as follows:

1.        TERM OF AGREEMENT

The initial term (“Term”) of this Agreement will commence on the Effective Date and, unless terminated as provided herein, shall continue and remain in full force and effect until October 31, 2020. The Term may only be extended/renewed upon the written consent of the Parties, to be given or withheld in each Party’s sole discretion.

2.        SERVICES PROVIDED; CONTRACTOR OBLIGATIONS

The Contractor shall provide to the Client certain services and support relating to sales management (including, without limitation, services and support relating to business planning and strategy development, staffing and recruitment, training and onboarding, direct sales and marketing, and monitoring and results evaluation), website development and design, graphics, content, public communication, social media, management and analytics, and market and other research as more particularly set forth in Schedule “A” – Scope of work attached hereto (collectively, the “Services”).

The Contractor shall be solely responsible for all personnel and outside resources required in its performance of the Services, including, without limitation, digital marketing staff, creatives, researchers, social media managers, content writers and SEO specialists. The Contractor shall ensure staffing level is right-sized and meets the demand for workload.

The Contractor shall provide the Services in accordance with the terms and subject to the conditions set forth in this Agreement and in a professional and diligent manner consistent with industry standards and good business practice. The Contractor shall comply with all applicable laws in its performance of the Services. The Contractor shall comply with digital marketing industry standards and self-regulatory guidelines and best practices in providing the Services. The Contractor shall be responsible for the payment of all compensation owed to its personnel and representatives, including, if applicable, the payment and withholding of social security and other payroll taxes, withholding of income taxes, unemployment insurance, workers’ compensation insurance payments, and disability benefits. The Contractor shall provide such telephonic, in person, or status reports and/or attend status meetings relating to the Contractor’s performance of the Services and related matters as the Client may reasonably request from time to time.

The Contractor represents, warrants, and covenants to the Client that: (a) the Client will receive good and valid title to all Deliverables (as hereinafter defined), free and clear of all encumbrances and liens of any kind; (b) none of the Services, Deliverables, or the Client’s use thereof infringe or will infringe any Intellectual Property Rights (as hereinafter defined) of any third party arising under the laws of the United States or any other applicable jurisdiction; and (c) no Deliverables provided in electronic form by the Contractor to the Client contain or will contain any (i) trojan horse, worm, backdoor, or other software or hardware devices the effect of which is to permit unauthorized access or to disable, erase, or otherwise harm any computer, systems or software, or (ii) any time bomb, drop dead device, or other software or hardware device designed to disable a computer program automatically with the passage of time or under the positive control of a person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.

3.        COMPENSATION

In consideration for the provision by the Contractor of the Services, the Client agrees to compensate the Contractor as set forth on Schedule “B” attached hereto. All monetary amounts referred to in this Agreement are in USD (U.S. Dollars). Payment to the Contractor of the General Compensation and Bonus Compensation set forth on Schedule “B” (and as both terms are defined on Schedule “B”) and the reimbursement of Reimbursable Expenses as set forth on Schedule “B” (and as such term is defined on Schedule “B) shall constitute payment in full for the performance of the Services, and the Client shall not be responsible for paying any other fees, costs, or expenses. For purposes of clarification, the Contractor shall be responsible for payment of all costs it incurs in connection with the performance of the Services except as expressly set forth on Schedule “B” related to Reimbursable Expenses.

4.        PENALTIES FOR LATE PAYMENT

Except for payments that the Client is disputing in good faith, the Client shall pay interest on all late payments, calculated daily and compounded monthly at the lesser of the rate of 5% per month or the highest rate permissible under applicable law.

5.        INTELLECTUAL PROPERTY

For purposes of this Section 5, the following terms shall have the meanings described herein:

“Client Trademarks” means all Trademarks owned by or licensed to the Client.

“Client Advertising Materials” means marketing and sales materials, advertisements, or promotions, in whatever form or media, produced by or for the Client as part of the Services.

“Copyrights” means any works of authorship or other copyrightable works, including any copyright registrations and applications therefor.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, website, and URLs; (d) Copyrights; (e) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the laws of any jurisdiction throughout in any part of the world.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor's certificates, petty patents, and patent utility models).

“Trademarks” means all rights in and to U.S. and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

Subject to the terms and conditions of this Agreement, the Client hereby grants to the Contractor a royalty-free, limited, non-exclusive, non-transferable and non-sublicensable license to use the Client Trademarks during the Term solely in connection with the performance of the Services. The Contractor will promptly discontinue the display or use of any of the Client Trademarks or change the manner in which a Client Trademark is displayed or used with regard to the Services when requested by the Client. Other than the express licenses granted by this Agreement, the Client grants no right or license to the Contractor, by implication, estoppel, or otherwise, to any Intellectual Property Rights of the Client. The Contractor acknowledges and agrees that: (a) any and all of Client’s Intellectual Property Rights are and shall remain the sole and exclusive property of the Client or its licensors; (b) the Contractor shall not acquire any ownership interest in any of the Client’s Intellectual Property Rights under this Agreement; (c) any goodwill derived from the use by the Contractor of the Client’s Intellectual Property Rights inures to the benefit of the Client or its licensors, as the case may be; and (d) the Contractor shall use the Client’s Intellectual Property Rights solely for the purposes of performing its obligations under this Agreement and only in accordance with this Agreement and the instructions of the Client. On expiration or earlier termination of this Agreement, the Contractor’s rights under this Section 5 shall cease immediately and the Contractor shall immediately cease all uses of the Client Trademarks. The Client Advertising Materials shall conform to standards and specifications reasonably established by the Client and issued and provided by the Client to the Contractor from time to time. The Contractor further shall comply with any reasonable request made by the Client designed to maintain or improve the quality standards of the Client Advertising Materials. The Client shall have final approval, which may be retracted at any time in the Client’s sole discretion, over the design and manner of producing the Client Advertising Materials. The Contractor may not use any Client Advertising Materials in connection with the Services without the prior approval of the Client and must discontinue any use as part of the Services if and to the extent that the Client at any time determines that such use would impair the value of the Client Trademarks or the goodwill associated therewith or the reputation of the Client. The Contractor’s use of Client Trademarks shall be subject to the Client’s approval at all times, to be given or withheld in its sole discretion. All service mark, trademark, and trade name uses of the Client Trademarks by the Contractor shall inure to the benefit of the Client.

The Client is, and shall be, the sole and exclusive owner of all right, title, and interest in and to all documents, work product, and other materials that are delivered to Client hereunder (including, without limitation, all Client Advertising Materials) by or on behalf of the Contractor in connection with the Services or developed or created in the course of performing the Services, including all Intellectual Property Rights therein (collectively, the “Deliverables”). The Contractor acknowledges and will cause its representatives, personnel, and other agents to agree that with respect to any copyrights in any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. § 101, the Client shall own the copyrights in such Deliverables as a “work made for hire” for the Client. With respect to any of the Deliverables that do not constitute a “work made for hire,” the Contractor hereby irrevocably assigns, and shall cause its representatives, personnel, and other agents to irrevocably assign to the Client, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables. The Contractor shall cause its representatives, personnel, and other agents to irrevocably waive, to the extent permitted by applicable law, any and all claims any such person or entity may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables. Upon the request of the Client, the Contractor shall, and shall cause its representatives, personnel, and other agents to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Client to prosecute, register, perfect, or record its rights in or to any Deliverables.

The rights and obligations set forth in this Section 5 shall survive termination or expiration of this Agreement.

6. CONFIDENTIAL INFORMATION

During the Term of this Agreement, including any extensions or renewals hereof, the Contractor may become aware of, or learn of, or be provided with Confidential Information of the Client. “Confidential Information” means any information, technical data, or know-how of the Client actually disclosed to or received by the Contractor or its representatives, whether before or after the execution of this Agreement, whether tangible or intangible and in whatever form or medium provided, including, but not limited to, that which relates to research, product plans, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing, or finances, together with all information generated by the Contractor or by its representatives that contains, reflects, or is derived from the information so provided. Confidential Information does not include information, technical data, or know-how that: (i) is in the lawful possession of the Contractor at the time of disclosure as shown by the Contractor’s files and records immediately prior to the time of disclosure; (ii) prior or after the time of disclosure becomes generally known by the public, not as a result of any inaction or action of by the Contractor or its representatives; (iii) is approved for release by the Client in writing; or (iv) is disclosed to the Contractor by a third party who is not prohibited from disclosing the information pursuant to a fiduciary, contractual, or other duty owed to the Client. The Contractor agrees to keep all Confidential Information strictly confidential for a period of ten (10) years from disclosure and shall not disclose any such Confidential Information to any third party.

Except as provided herein, the Contractor may disclose Confidential Information only to the extent required by law, statute, regulation, or order of a court of competent jurisdiction; provided, where permissible, the Client is given advance notice of such disclosure and an opportunity to contest such disclosure.

The Contractor agrees not to use the Confidential Information for its own use or for any purpose except to perform its obligations under this Agreement. The Contractor will not disclose any Confidential Information to third parties except those directors, officers, managers, employees, consultants, advisors and agents who are required to have the information in order to perform Contractor’s obligations under this Agreement. The Contractor will inform those directors, officers, managers, employees, consultants, advisors and agents to whom Confidential Information is disclosed or who have access to Confidential Information of the existence of this Agreement and will, upon request, promptly notify the Client in writing of the names of each person who has such Confidential Information or access thereto. The Contractor agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have any such information, which measures shall include the highest degree of care that the Contractor utilizes to protect its own confidential or proprietary information. The Contractor agrees to notify the Client in writing of any misuse or misappropriation of such Confidential Information, which may come to the Contractor’s attention. Upon request by the Client, all or any portion of the Confidential Information shall be promptly returned to the Client, accompanied by all copies of such documentation. All such materials and documents shall be returned no later than fifteen (15) days after the date of any such request. Nothing in this Agreement is intended to grant any rights to the Contractor under any patent, copyright, trade secret or other intellectual property right nor shall this Agreement grant the Contractor any rights in or to the Confidential Information, except the limited right to use such Confidential Information solely for the purposes of performing its obligations under this Agreement. The Contractor acknowledges and agrees; (i) Confidential Information has commercial value and is not in the public domain, (ii) unauthorized use or disclosure of such Confidential Information is likely to cause harm to the Client which is irreparable and not readily measurable in monetary damages, and (iii) in the event of unauthorized disclosure or use, the Client shall be entitled to seek and obtain injunctive relief, without any undertaking as to damages and without prejudice to any other rights, recourse or remedies it may have under this Agreement or at law or in equity.

7.       RETURN OF PROPERTY

Upon the expiration or termination of this Agreement, the Contractor will promptly return to the Client any property, documentation, records, or Confidential Information that is the property of the Client.

8.       RELATIONSHIP OF PARTIES; NO EXCLUSIVE RELATIONSHIP

In providing the Services under this Agreement it is expressly agreed the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Client acknowledge this Agreement does not create a partnership or joint venture between them and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension, or any other employee benefit for the Contractor during the Term. The Contractor is responsible for paying, and complying with reporting requirements for, all local, state, and federal taxes related to payments made to the Contractor under this Agreement.

The Parties acknowledge and agree that the Services are not being offered or provided by the Contractor exclusively to the Client and that the Client has not engaged the Contractor to be its exclusive provider of any of the Services. Nothing in this Agreement shall prevent Contractor from offering the same, substantially similar, or any other services to any other person. Further, nothing in this Agreement shall prevent the Client from obtaining the same, substantially similar or any other services from any other person.

9.       LIMITED RIGHT OF SUBSTITUTION

Except as otherwise provided in this Agreement, the Contractor may, subject to obtaining the Client’s prior written consent, which may be given or withheld in its sole discretion, engage a third party sub-contractor to perform some or all of the obligations of the Contractor under this Agreement. The Client’s consent shall not relieve the Contractor of its obligations under the Agreement, and the Contractor shall remain fully responsible for the performance of each such permitted sub-contractor and its employees and for their compliance with all the terms and conditions of this Agreement as if they were the Contractor’s own employees. Nothing contained in this Agreement shall create any contractual relationship between the Client and any of the Contractor’s permitted sub-contractors.

In the event the Contractor hires a sub-contractor that is consented to in advance by the Client: (i) the Contractor will pay the sub-contractor for its services and the fees and other compensation payable by the Client to the Contractor hereunder will remain payable by the Client to the Contractor, (ii) for the purposes of the indemnification clause of this Agreement, the sub-contractor is an agent of the Contractor, and (iii) the Contractor shall cause the sub-contractor to sign such confidentiality and other agreements, which may include work-for-hire, as may be reasonably requested by the Client.

10.       TERMINATION

Either Party may terminate this Agreement, without cause, upon not less than thirty (30) days prior written notice to the other Party.

Either Party may terminate this Agreement, with (for) cause, by providing written notice to the other Party (the “Breaching Party”):

(a)	if the Breaching Party fails to pay any amount when due under this Agreement that is not otherwise being disputed in good faith by the non-paying party (“Payment Failure”) and the failure continues for ten (10) business days after the Breaching Party’s receipt of notice of nonpayment;

(b)	if the Breaching Party materially breaches any provision of this Agreement (other than a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by the Breaching Party within thirty (30) days after the Breaching Party’s receipt of notice of such breach; or

(c)	if the Breaching Party becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due.

In addition to the rights and remedies of a Party hereunder, during the continuation of any Payment Failure or other material breach of this Agreement, the non-breaching Party may suspend its performance of this Agreement until such breach is cured (whether performance of Services by the Contractor, payment performance by the Client, or otherwise).

Any termination with (for) cause is effective on the Breaching Party’s receipt of the other Party’s notice of termination or any later date set out in the notice.

In addition to the foregoing termination rights of the Parties, the Client shall have the right to terminate this Agreement effective immediately upon written notice to the Contractor in the event: (i) it reasonably determines to initiate a recall, market withdrawal, product correction and/or advisory safety communication regarding any of its products or services, (ii) it reasonably determines that any of its products or services are subject to any restriction or prohibition on sale anywhere within the United States under any applicable laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any governmental entity, or (iii) the Client suffers a Change of Control Transaction (as defined in Schedule “B”).

Upon any termination of this Agreement, any unpaid General Compensation, Bonus Compensation, and/or Reimbursable Expenses for periods of time up to the date of termination (and pro-rated for partial periods, as applicable to the General Compensation) shall be paid by the Client to the Contractor within thirty (30) days following the date of termination. Notwithstanding the forgoing, upon termination of this Agreement by the Client with (for) cause, the Client shall not be obligated to pay, and the Contractor shall not be entitled to receive, any unpaid Bonus Compensation for any period of time prior to the date of termination. Upon termination of this Agreement, the Contractor shall refund the Client for any portion of the General Compensation paid by the Client applicable to any period following the date of termination. By way of example, if this Agreement is terminated as of June 16, 2020 and assuming the Client paid the General Compensation for all of June 2020 prior to the date of termination, the Contractor shall refund the Client and amount equal to $50,000 (or 15/30 of the $100,000 General Compensation paid by the Client for the entire month of June 2020). The Client shall have the right to offset any amounts payable by the Client to the Contractor against any amounts due to the Client by the Contractor hereunder.

11.       DISPUTE RESOLUTION; CHOICE OF LAW; CHOICE OF FORUM; WAIVER OF JURY TRIAL

The Parties shall first attempt in good faith to resolve any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity hereof (each, a “Dispute”) by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within thirty (30) days after one Party provides notice to the other Party of such Dispute (the “Escalation to Mediation Date”), either Party may, by written notice to the other Party, submit the Dispute to any mutually agreed upon mediation service for mediation. The Parties shall cooperate with the mediation service and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The Parties shall use commercially reasonable efforts in participating in the mediation. The Parties agree that the mediator’s fees and expenses and the costs incidental to the mediation shall be shared equally between the Parties. The Parties further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts, and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties; provided, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the Parties cannot resolve for any reason, including, but not limited to, the failure of either Party to agree to enter into mediation or agree to any settlement proposed by the mediator, any Dispute within sixty (60) days after the Escalation to Mediation Date, either Party may pursue any other option including litigation.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Florida.

Each of the Parties agrees that the courts situated in the State of Florida shall have exclusive jurisdiction over any issues relating to the construction, interpretation, or breach of this Agreement and that exclusive venue shall be in courts situated in Duval County, Florida. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in such Duval County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined exclusively in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement (exclusive of any action seeking equitable remedies) in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, AFTER CAREFUL CONSIDERATION AND AN OPPORTUNITY TO SEEK LEGAL ADVICE, WAIVE THEIR RIGHT TO HAVE A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR IN ANY WAY CONNECTED WITH ANY OF THE PROVISIONS OF OR MATTERS RELATED TO THIS AGREEMENT.

12.       NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (including by Federal Express or other recognized overnight courier) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

Kaival Brands Innovations Group, Inc.	QuikfillRx, LLC
4460 Old Dixie Hwy	8852 Shell Island Drive
Grant-Valkaria, Florida 32949	Jacksonville, Florida 32216
Attn: Niraj Patel	Attn: Russell Quick

All notices, requests or instructions given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) three (3) business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iii) one (1) business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

13.       INDEMNIFICATION

Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party shall indemnify, hold harmless, and defend the other Party and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns (as applicable and collectively, the “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees, and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers incurred by any Indemnified Party, arising out of or relating or arising in connection with such indemnifying Party’s (i) breach or non-fulfillment of any representation, warranty, or covenant set out in this Agreement or (ii) negligent or more culpable act or omission (including recklessness or willful misconduct) in connection with the performance of this Agreement. Notwithstanding anything to the contrary in this Agreement, no indemnifying Party is obligated to indemnify or defend an Indemnified Party against any claim (whether direct or indirect) to the extent that the claim or corresponding losses arise out of or result from, in whole or in part, the Indemnified Party’s or its personnel’s: (a) negligence or more culpable act or omission (including recklessness or willful misconduct); or (b) bad faith failure to materially comply with any of its obligations set out in this Agreement. This indemnification will survive the termination of this Agreement.

14.       MODIFICATION OF AGREEMENT

Any amendment or modification of this Agreement by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

15.       TIME OF THE ESSENCE

Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this Section 15.

16.       ASSIGNMENT

The Contractor will not voluntarily, or by operation of law, assign or otherwise transfer any of its rights or obligation under this Agreement without the prior written consent of the Client, to be given or withheld in the Client’s sole discretion. For purposes of this Section 16, a Change of Control Transaction shall constitute and assignment requiring the Client’s consent. A “Change of Control Transaction” means any of the following: (i) any sale, lease or other disposition of all or substantially all of the Contractor’s assets, (ii) any merger, consolidation, equity exchange, reorganization, or other similar transaction or series of transactions in which the equity holders of the Contractor as of the Effective Date collectively own fifty percent (50%) or less of the voting power in the resulting entity immediately after such event, and (iii) any purchase or purchases by any person or persons of equity interests of the Contractor, the effect of which is that the equity holders of the Contractor as of the Effective Date collectively own fifty percent (50%) or less of the voting power in the Contractor immediately after such event.

17.       ENTIRE AGREEMENT

This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter, including any proposals related hereto.

18.       TITLES/HEADINGS

Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this this Agreement.

19.	MISCELLANEOUS

If any provision of this Agreement is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of the remaining provisions of this Agreement, which shall continue in full force and effect, with such changes as are necessary to avoid any inequitable result.

Except as otherwise set forth herein, all rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may otherwise be available.

This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

Kaival Brands Innovations Group, Inc.	QuickfillRx LLC

By: /s/ Nirajkumar Patel	By: /s/ Russel Quick
Name: Nirajkumar Patel	Name: Russell Quick
Title: President and Chief Executive Officer	Title: Manager

Schedule “A” – Scope of Services

Sales Management:

•	Planning and Strategy Development
o	Create and execute a comprehensive sales strategy that is targeted by class of trade as may be reasonably requested by the Client from time to time; provided, however, any such sales strategy shall remain subject to the Client’s prior written approval prior to execution, which approval may be subsequently withdrawn or modified by Client.
o	Advise the Client and, from time to time as may be requested by the Client, negotiate on the Client’s behalf, key sales metrics that are acceptable to the Client, in its sole discretion, for end cost to the various sales outlets.
o	As may be reasonably requested by the Client from time to time, create compelling selling stories for each sales channel opportunity.
o	As may be reasonably requested by the Client from time to time, assign and oversee Contractor account representatives to handle large accounts for Client sales and channels.
o	As may be reasonably requested by the Client from time to time, create and execute press relations strategies to grow and develop the Client’s reputation and credibility trail with the press and the industry; provided, however, any such strategies shall remain subject to the Client’s prior written approval prior to execution, which approval may be subsequently withdrawn or modified by the Client.
•	Training and Onboarding
o	Ensure that all Contractor staff and disciplines have the right tools, storage, and software to support the operations and performance of the Contractor’s obligations (e.g. Adobe Photoshop, Grammarly, Google Drive Storage, etc.).
o	Ensure that growth avenues are available for Contractor staff growth and upskilling as business demand grows.
o	Provide Contractor staff as may be reasonably required to provide technical support for sales and marketing operations related concerns as may from time to time be requested by the Client.
•	Directing Sales Marketing Approach to Reach Goals
o	Advise the Client’s executives or other designees on sales strategy implementation for optimal sales revenue.
o	As may be reasonably requested by the Client from time to time, connecting Client brands with key industry-related entities to ensure seamless operations.
o	As may be reasonably requested by the Client from time to time, providing direction and research-backed literature in identifying the appropriate course of sales marketing approach for new Client target markets. This includes, but is not limited to, creation of all sales material required for the various sales channels, PowerPoints, sales literatures, sales videos, and local social media integrations.
o	As may be reasonably requested by the Client from time to time, communicate and evaluate new and potential sales partners for Client brands.
o	As may be reasonably requested by the Client from time to time, advise the Client on how to ensure tradeshow presence of different brands for networking.
•	Monitoring and Evaluating Results
o	As may be reasonably requested by the Client from time to time, evaluation of the effectiveness of sales and marketing approaches and strategies.
o	As may be reasonably requested by the Client from time to time, provide results evaluation on different digital marketing outputs and collaterals.

WEB DEVELOPMENT & DESIGN:

•	As may be reasonably requested by the Client from time to time, create website design and layout with relevant and identified Client brand themes and at par with competitor websites and create mockup designs and redesigns of Client websites.
•	As may be reasonably requested by the Client from time to time, update content on Client websites, improve content, add blog pages and update product variation, and fix headers, footers and other page elements.
•	As may be reasonably requested by the Client from time to time, research the Recycling Program Plugin for future use by the Client and assist and advise the Client on implementation of the same.

GRAPHICS:

•	As may be reasonably requested by the Client from time to time, advise the Client in the creation of business cards for print and digital versions for certain key executives of the Client as identified by the Client.
•	As may be reasonably requested by the Client from time to time, advise and complete social media covers and posting graphics for the Client and the Client’s brands; all subject to the Client’s prior written approval prior to going “live.”
•	As may be reasonably requested by the Client from time to time, create images background removal and provide photo enhancement.
•	As may be reasonably requested by the Client from time to time, design and create tradeshow graphics (e.g., booth designs, flyers and collaterals), logos for the Client’s products, webpage design and graphic assets for the Client and the Client’s brands, T-shirt and phone grip designs for the Client and the Client’s brands, and pitch deck slide templates.

CONTENT:

•	As may be reasonably requested by the Client from time to time, prepare press releases for the Client and the Client’s brands (to be developed by the Contractor in consultation with the Client), age verification systems, and Client and its brands launches, educational content blogs for Client-related websites, and content for Client and Client-related tradeshows and websites, all subject to the Client’s prior written approval prior to any release or going “live” of the same.
•	As may be reasonably requested by the Client from time to time, research sample advertising stories and tips on how to create one and advise the Client related to the same.
•	As may be reasonably requested by the Client from time to time, create equity advertising stories in consultation with the Client.
•	As may be reasonably requested by the Client from time to time, conduct research for sample materials and marketing campaigns for Client including any applicable Client equity advertising plans.
•	As may be reasonably requested by the Client from time to time, research, review and advise the Client in connection with press release template samples for the Client’s press release templates.
•	As may be reasonably requested by the Client from time to time, create press release templates for the Client and Client-related brands.
•	As may be reasonably requested by the Client from time to time, create brochures to be used by Client and for its related brands in various jurisdictions.
•	As may be reasonably requested by the Client from time to time, advise and collaborate with the Client in connection with the Client’s investor deck and the Client’s sales deck with product updates and in connection with its environmental platform.
•	As may be reasonably requested by the Client from time to time, prepare and conduct content analysis on competitor brands and create a list of content areas for improvement for Client and Client-related brands.

PRESS RELATIONS & RESOURCES:

•	As may be reasonably requested by the Client from time to time, prepare press wiring for the Client and Client-related products and age verification press releases; all subject to the Client’s prior written approval prior to any release or going “live” of the same.

RESEARCH:

•	As may be reasonably requested by the Client from time to time, conduct competitor analysis (e.g., Blu, Stig, Myle, Juul, Puffbar, and Vuse).
•	As may be reasonably requested by the Client from time to time, research hemp products and herbal products and other Client-related products or potential products.
•	As may be reasonably requested by the Client from time to time, create presentations related to the Client and Client-related products.
•	As may be reasonably requested by the Client from time to time, research vaping news, press releases, online articles, medical studies, vaping journals, e-cigarette excise tax and nicotine license requirements and other requirements applicable to the Client and Client-related products for each state in the United States, under Canadian laws on packaging and Food Drug Administration - PMTA, and other applicable jurisdictions and legal requirements, including research on vending vape/cigarette in each state within the United States and other applicable jurisdictions.
•	As may be reasonably requested by the Client from time to time, conduct research and reports relating to bloggers, influencers, and news outlets, including creating lists of applicable channels that may be useful with the reach of the Client’s content.
•	As may be reasonably requested by the Client from time to time, conduct market research on vaping and recycling in various jurisdictions, including market share, applicable laws and regulations, and competitor sterilization processes and other applicable processes and methodologies.
•	As may be reasonably requested by the Client from time to time, conduct research on selling of the Client’s and Client-related products, including hemp products as herbal products.

SOCIAL MEDIA:

•	As may be reasonably requested by the Client from time to time, create and manage (on a daily basis) social media accounts for the Client and its affiliated companies as directed by the Client.
•	As may be reasonably requested by the Client from time to time, compile lists of social media tools for analytics.
•	As may be reasonably requested by the Client from time to time, create social media strategies, social media calendars, and social media action plans; all of which are subject to the Client’s prior written approval prior to any release or going “live” of the same.
•	As may be reasonably requested by the Client from time to time, analyze competitors’ sites and social channels.
•	As may be reasonably requested by the Client from time to time, compile lists of competitors’ sites and channels.
•	As may be reasonably requested by the Client from time to time, create social media diagrams for channel mapping.
•	As may be reasonably requested by the Client from time to time, research scheduling tools for social media.
•	As may be reasonably requested by the Client from time to time and in consultation with the Client, schedule social media calendars for April and remaining months throughout the Term of the Agreement; all of which are subject to the Client’s prior written approval prior to any release or going “live” of the same.

Schedule “B” – Compensation

General Compensation: The following constitute “General Compensation”:

•	For the Services provided in March 2020, the Client shall remit the following payments to the Contractor:
o	$36,000, which amount was paid prior to the Effective Date, and
o	$50,000 no later than three (3) business days after the Effective Date.
•	For each calendar month commencing April 2020 through October 2020, on or before the ninth (9th) day of such month, the Client shall pay the Contractor an amount equal to $100,000 for the Services to be performed during such calendar month.
•	In the event the Parties agree to extend the term of this Agreement beyond the original expiration date of October 31, 2020 by mutual agreement as set forth in Section 1 of this Agreement and such extension is agreed to on or before October 15, 2020, but in any event subject to the express terms of any such mutual extension or renewal and in the event of any inconsistency between the terms hereof and the terms of such extension or renewal the terms of such extension or renewal shall control to the extent of such inconsistency, (i) this Agreement shall renew for an additional term of one year commencing November 1, 2020 through October 31, 2021, and (ii) for each calendar month commencing during such renewal term, on or before the ninth (9th) day of such month, the Client shall pay the Contractor an amount equal to $125,000 for the Services to be performed during such calendar month.
•	In the event the Parties further agree to extend the term of this Agreement beyond the initial annual extension contemplated in the immediately preceding bullet by mutual agreement as set forth in Section 1 and such extension is agreed to on or before October 15, 2021, but in any event subject to the express terms of any such mutual extension or renewal and in the event of any inconsistency between the terms hereof and the terms of such extension or renewal the terms of such extension or renewal shall control to the extent of such inconsistency, (i) this Agreement shall renew for an additional term of one year commencing November 1, 2021 through October 31, 2022, and (ii) for each calendar month commencing during such renewal term, on or before the ninth (9th) day of such month, the Client shall pay the Contractor an amount equal to $150,000 for Services to be performed during such calendar month.

Gross Revenue Quarterly Bonus Compensation: The following constitute “Bonus Compensation”:

During the initial Term of this Agreement expiring October 31, 2020, and during any extension or renewal of this Agreement as may be mutually agreed upon by the Parties in writing, but in any event subject to the express terms of any such mutual extension or renewal and in the event of any inconsistency between the terms hereof and the terms of such extension or renewal the terms of such extension or renewal shall control to the extent of such inconsistency, the Client shall pay the Contractor bonus compensation based on the Client’s gross quarterly sales during each applicable fiscal quarter that are attributable to the Services provided by the Contractor hereunder, as the same may be reasonably determined by the Client (such amount being hereinafter referred to as the “Applicable Gross Quarterly Sales”), which determination shall be made by the Client within fifteen (15) calendar days following the end of any applicable fiscal quarter and the amount of such bonus shall be paid on or before the thirtieth (30th) day of such calendar month as follows:

•	An amount equal to 0.9% of the Applicable Gross Quarterly Sales, which amount shall, at the Client’s option be paid in (a) cash or (b) shares of the Client’s common stock, par value $0.001 per share (“Common Stock”), or (c) a combination of cash and Common Stock, subject to the following:
o	If the Client determines to issue shares of Common Stock in lieu of cash payment, then the number of shares to be issued shall be based upon a per share price equal to the average closing price of the Client’s Common Stock as reported by the OTC Markets Group, Inc. on the three (3) trading days immediately preceding the date of issuance of such shares of Common Stock.
o	The shares of Common Stock issued to the Contractor shall be issued with a restrictive legend. Unless the shares of Common Stock are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), an event that is not currently anticipated, the shares of Common Stock shall constitute “restricted securities,” as such term is defined in Rule 144 promulgated under Rule 144 of the Securities Act. The Contractor acknowledges and agrees that: (i) the shares of the Common Stock will not have been registered under the Securities Act or the securities laws of any state, (ii) there may not exist a market for resale of the shares of Common Stock, and (iii) such shares of Common Stock may need to be held indefinitely unless the shares of Common Stock are subsequently registered under the Securities Act or an exemption from registration is available. The Client has no obligation to register the shares of Common Stock under the Securities Act or otherwise. In connection with any transfer of the shares of Common Stock by the Contractor, the Client may require the Contractor to provide to the Client, at its expense, an opinion of counsel, satisfactory to the Client, that such transfer is in compliance with all applicable federal and state securities laws (including, without limitation, the Securities Act). Any attempted disposition of the shares of Common Stock not in accordance with the terms and conditions set forth in this Schedule “B”, shall be null and void, and the Company shall not reflect on its records any change in record ownership of any shares of Common Stock as a result of any such disposition, shall otherwise refuse to recognize any such disposition, and shall not in any way give effect to any such disposition of any shares of Common Stock.
o	In no event shall the Client be permitted to exercise its option to issue the Client’s Common Stock in lieu of a cash payment for such Bonus Compensation (i) in excess of an aggregate amount of 12,000,000 shares of Common Stock for any such Bonus Compensation payable in connection with the period commencing on the Effective Date and ending October 31, 2020, (ii) subject to the express terms of any such mutual extension or renewal and in the event of any inconsistency between the terms hereof and the terms of such extension or renewal the terms of such extension or renewal shall control to the extent of such inconsistency, in excess of an aggregate amount of 12,000,000 shares of Common Stock for either renewal term for the periods commencing November 1, 2020 through October 31, 2021, or commencing November 1, 2021 through October 31, 2022, and (iii) subject to the express terms of any such mutual extension or renewal and in the event of any inconsistency between the terms hereof and the terms of such extension or renewal the terms of such extension or renewal shall control to the extent of such inconsistency, the maximum amount of the Client’s Common Stock issuable in connection with any such Bonus Compensation for the period through October 31, 2022 shall not exceed an amount equal to 30,000,000 shares of Common Stock.
o	Notwithstanding anything to the contrary contained herein, if the Client suffers a Change of Control Transaction, within five (5) business days of the closing of such Change of Control Transaction the Client shall issue the Contractor a number of shares of Common Stock equal to 12,000,000 shares less the number of shares of Common Stock previously issued to the Contractor during the applicable period, if any, in which such Change of Control Transaction occurs (with the applicable period being the period commencing on the Effective Date and ending October 31, 2020, the period commencing November 1, 2020 through October 31, 2021, or the period commencing November 1, 2021 through October 31, 2022). If the Client terminates this Agreement as part of such Change of Control Transaction, no further Bonus Compensation shall be payable by the Client to the Contractor for the fiscal quarter in which the Change of Control Transaction occurs. If this Agreement continues following such Change of Control Transaction, the Client shall be credited the value of such Common Stock against any obligation to pay Bonus Compensation for the fiscal quarter in which the Change of Control Transaction occurs. Notwithstanding anything to the contrary above, in no event shall the Client be obligated to issue the Contractor any shares of Common Stock pursuant hereto if the Client provides notice to the Contractor of termination of this Agreement prior to the consummation of the Change of Control Transaction with (for) cause. A “Change of Control Transaction” means any of the following: (i) any sale, lease or other disposition of all or substantially all of the Client’s assets, (ii) any merger, consolidation, equity exchange, reorganization, or other similar transaction or series of transactions in which the equity holders of the Client as of the Effective Date collectively own fifty percent (50%) or less of the voting power in the resulting entity immediately after such event, and (iii) any purchase or purchases by any person or persons of equity interests of the Client, the effect of which is that the equity holders of the Client as of the Effective Date collectively own fifty percent (50%) or less of the voting power in the Client immediately after such event.
•	An amount equal to 0.27% of the Applicable Gross Quarterly Sales, which amount must be paid in cash.

Reimbursement of Certain Expenses: The following constitute “Reimbursable Expenses”:

The Client shall reimburse the Contractor for any actual out-of-pocket, third-party expenses incurred by the Contractor so long as the same are pre-approved by the Client in writing, which approval may be given or withheld in the Client’s sole discretion. In no event shall the Client be obligated to reimburse the Contractor for any internal expenses, including staff, overhead or allocation of resources or for any other costs incurred by the Contractor in the performance of Services.